UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TERRITORIAL BANCORP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Territorial Bancorp Board Reaffirms Its Commitment to Proposed Merger with Hope Bancorp

Again Rejects Blue Hill Proposal as Remaining Highly Uncertain, Inferior to Hope Merger Agreement and Unlikely to Benefit Territorial Shareholders

HONOLULU, September 30, 2024 —Territorial Bancorp Inc. (“Territorial”) again reaffirmed the commitment of its Board of Directors to the proposed merger with Hope Bancorp, Inc. (“Hope”) that was announced on April 29, 2024. The announcement was made in response to additional information provided to Territorial from, and further information released by, Blue Hill Advisors LLC (“Blue Hill”) on September 26, 2024 regarding the Hope merger and the proposal by unidentified investors and Blue Hill (the “Blue Hill Group”).

“While the latest Blue Hill Group information indicates an increase in their offer by 4%, the proposal continues to leave so many unanswered questions, such that the Blue Hill proposal remains highly uncertain and inferior to the Hope merger,” said Allan S. Kitagawa, Chairman, CEO and President of Territorial.

Mr. Kitagawa continued: “The Territorial Board already carefully considered the proposal on two separate occasions, and each time rejected the proposal for a number of reasons. The Territorial Board has now considered the latest information and, for a third time, has rejected what remains a highly speculative proposal. We again urge shareholders to vote “yes” in favor of the proposed merger with Hope Bancorp.”

The Blue Hill Group proposal was again found to be inferior for the following numerous reasons, among others:

•	The Blue Hill Group continues to rely on potential investments from unnamed investors, supported only by “non-binding indications of interest.” In comparison, Hope has entered into a signed merger agreement with Territorial, and has already invested real money in the regulatory and shareholder approval processes.

•	The Blue Hill Group proposal continues to provide no evidence to assure the Territorial Board that the unidentified investor group (individually and as a whole) could each secure the required regulatory approvals promptly, if at all.

•	The Blue Hill Group continues to include the uncertain completion of a tender offer as a requirement for completion of a transaction. In contrast, the proposed transaction with Hope represents a traditional merger with a profitable and experienced financial institution.

•	The Blue Hill Group proposal continues to be subject to a variety of additional conditions, including due diligence. By contrast, a detailed due diligence review has already been completed and only a minimal number of remaining conditions are needed to complete the Hope merger.

The proxy statement mailed to Territorial shareholders details the process the Territorial Board engaged in before entering into a merger agreement with Hope, including its consideration of other strategic alternatives. In addition, the Territorial Board has continued its diligence in repeatedly rejecting what remains an inferior offer.

Territorial continues to note that the proposed merger with Hope is expected to benefit Territorial’s shareholders, customers, employees and the communities in which Territorial operates.

Additional Information about the Hope Merger and Where to Find It

In connection with the proposed Hope Merger, Hope has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, containing the Proxy Prospectus, which has been mailed or otherwise delivered to Territorial’s stockholders on or about August 29, 2024, as supplemented September 12, 2024.  Hope and Territorial may file additional relevant materials with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  You may obtain any of the documents filed with or furnished to the SEC by Hope or Territorial at no cost from the SEC’s website at www.sec.gov.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii, and has 28 branch offices in the state of Hawaii. For additional information, please visit https://www.tsbhawaii.bank.

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